INDEPENDENT ACCOUNTANT'S CONSENT




Board of Directors
CFS Bancshares, Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 17, 2000, relating to the consolidated balance sheets of CFS Bancshares, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2000, which report is included in CFS Bancshares, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000. We also consent to the reference to our firm under the headings "Experts" in the Prospectus.



                                              /s/ KPMG LLP



Birmingham, Alabama
July 12, 2001